Exhibit 23.1


            Consent of Independent Registered Public Accounting Firm



The Board of Directors
General Steel Holdings, Inc.

We consent to the reference in the registration statement filed on Form SB-2 of General Steel Holdings, Inc. of our report dated February 26, 2005, on the consolidated balance sheet of General Steel Holdings, Inc. and subsidiaries, statements of income and comprehensive income (loss), shareholders' equity and cash flows for the two years ended December 31, 2004 and 2003 which appears in the December 31, 2004 Annual Report Form 10-KSB of General Steel Holdings, Inc. We also consent to the reference to our firm under the heading "Experts" in the registration statement.



/s/ Moore Stephens Wurth Frazer and Torbet, LLP

Moore Stephens Wurth Frazer and Torbet, LLP

Walnut, California
January 19, 2006